Exhibit 1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into effective as of the 6th day of August, 2009, by and between PMA CAPITAL CORPORATION, a Pennsylvania corporation (“Company”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York banking corporation (“Rights Agent”).

RECITALS

WHEREAS, the Company desires to amend the Rights Agreement, dated May 3, 2000 between the Company and The Bank of New York, the predecessor in interest to the Rights Agreement, as amended by that certain Agreement of Substitution and Amendment, dated July 15, 2005 between the Company and the Rights Agent, to change the expiration date of the Rights Plan from May 22, 2010 to August 6, 2009 (the “Plan’s Expiration Date”); and

WHEREAS, the Company and the Rights Agent have agreed to amend the Rights Plan on the terms described herein.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto for themselves, their respective successors and assigns, intending to be legally bound, do hereby covenant and agree as follows:

1.           Recitals; Definitions.  The recitals set forth above are herein incorporated as a substantive part of this Amendment.  Unless otherwise specifically defined herein, all terms used herein shall have the meaning ascribed to such terms in the Rights Plan.

2.           Amendment.  Section 7(a) of the Rights Plan is hereby amended to read in its entirety as follows:

(a)           Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed and the certificate contained therein duly completed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a share of Preferred Stock as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on August 6, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”) or (iv) the consummation of a transaction contemplated by Section 13(d) hereof.

3.           Further Amendments.  Consistent with the amendment to Section 7(a) set forth in Section 2 above, Exhibit B and Exhibit C are hereby amended to replace the date “May 22, 2010” with the date August 6, 2009 in each place it appears.

4.           Amendment Only.  This Amendment is only an agreement amending and modifying certain provisions of the Rights Plan.  All of the provisions of the Rights Plan are incorporated herein by reference and shall continue in full force and effect.

5.           Applicable Law.  This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth, without regard to its conflicts of law principles; provided, however, that the rights, obligations and duties of the Rights Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.  The parties agree that all actions and proceedings in which the Rights Agent is a party or is joined as a party arising out of this Amendment or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such Court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

6.           Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

7.           General.

7.1.           Headings.  The headings of the sections, subsections, paragraphs or subparagraphs hereunder are provided herein for and only for convenience of reference, and should not be considered in construing their contents.

7.2           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, Company and Rights Agent have caused this Second Amendment to Rights Agreement to be executed and delivered by its duly authorized officers or representatives as of the day and year first written above.

PMA CAPITAL CORPORATION

By: /s/ Stephen L. Kibblehouse
Name: Stephen L. Kibblehouse
Title: Executive Vice President & General Counsel

AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC

By: /s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Vice President